Exhibit 10.1
Clean Diesel Technologies, Inc.
10 Middle Street, Suite 1100
Bridgeport, CT 06604
Tel: (203) 416-5290
Fax: (203) 416-5188
www.cdti.com
May 13, 2010
Innovator Capital, Ltd.
4TH Floor
20 Dering Street
London, W1S 1AJ
          Re: Fee Arrangements
Dear Sirs:
     By your signature below, please confirm our understanding as to how to interpret our current fee arrangements with you in respect of your investment banking services being provided in connection with both the contemplated $1,000,000 Regulation S Placement (the “Reg S Placement”) and the contemplated merger of the Company with a third party (the “Merger”).
     1. Reg S Placement. The warrant to be issued to you will be in the same form as the warrant being issued to investors in the Reg S Placement, except that the exercise price would be 110% of the per share price (without assigning value to the warrants) at which our common stock is sold in the Reg S Placement. The warrant would be exercisable for the number of shares equal to $150,000 divided by the aforesaid per share price.
     2. The Merger. In calculating your fee for the Merger, we will “value” the deal (i) in all events as if each party meets its maximum cash target (such that the base 60/40 ratio is achieved), as spelled out in the contemplated merger agreement, whether or not they in fact meet such targets; (ii) using the number of shares that we are issuing to the other side if (i) above is in fact true, or that we would issue to the other side if the assumptions in (i) above were true; and (iii) using a per-share value of our stock equal to the average closing trade of the three trading days prior to the announcement and the sixth, seventh and eighth trading days subsequent to the announcement. The same value per share calculated as per (iii) above would be used to value the shares of our common stock given to you in the event we elect to pay your fee for the Merger, in whole or in part, in shares of our stock.
     Your engagement by us, notwithstanding any scheduled termination, will continue as to the Reg S Placement and the Merger until, in either case, we have either consummated or abandoned the transaction. Except as specifically amended hereby, and only in the instances of the Reg S Placement and the Merger, our retention of you to provide services, and your compensation therefor, shall remain unchanged.

     Please acknowledge your agreement with the foregoing by countersigning this letter in the space provided for such purposes below and returning it to us at your earliest convenience.

Very truly yours,

Clean Diesel Technologies, Inc.

By:	/s/ Michael L. Asmussen

Michael L. Asmussen, Chief Executive Officer and
President

By:	/s/ John B. Wynne

John B. Wynne, Interim Chief Financial Officer,
Vice President and Treasurer
Agreed to and accepted as of the
date first set forth above.
Innovator Capital, Ltd.

By:	/s/ Mungo Park

	Name:	Mungo Park
	Title:	Chairman